THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

Lincoln Level Advantage® B-Share Select variable and index-linked annuity

Supplement dated June 23, 2023 to the prospectus dated May 1, 2023

This supplement to your Lincoln Level Advantage® variable and index-linked annuity prospectus discusses the availability of certain investment options under your contract.  It is for informational purposes and requires no action on your part. All other provisions in your prospectus not discussed in this supplement remain unchanged.

The following Indexed Accounts will be available for all contracts purchased on or after August 21, 2023, subject to state availability:

1-Year Performance Trigger Rate Indexed Account with Protection Level
•	S&P 500®, Performance Trigger, 20% Protection

The following Indexed Accounts will be closed to all contracts purchased on or after August 21, 2023.

6-Year Performance Cap Indexed Accounts with Protection Level
•	S&P 500® Cap, 10% Protection
•	Russell 2000® Cap, 10% Protection
•	Capital Strength Net Fee IndexSM Cap, 10% Protection
•	MSCI EAFE, 10% Protection
•	First Trust American Leadership IndexSM Cap, 10% Protection

Please retain this supplement with your prospectus for future reference.